Exhibit 99.1

                         IMPORTANT NOTICE CONCERNING THE
             NEW YORK COMMUNITY BANCORP, INC. EMPLOYEE SAVINGS PLAN
                       AND YOUR ABILITY TO TRADE SHARES OF
                   NEW YORK COMMUNITY BANCORP, INC. SECURITIES


                                November 9, 2007

This notice is being sent to all executive officers and directors of New York Community Bancorp, Inc. in accordance with Section 306(a) of the Sarbanes-Oxley Act of 2002 and Rule 104 of Securities and Exchange Regulation BTR.

This is to inform you that RSGroup, the service provider and trustee for the New York Community Bancorp, Inc. Employee Savings Plan ("401(k) Plan"), is implementing a comprehensive plan of action designed to improve the trust and investment services provided to 401(k) Plan participants.

As part of this transition, 401(k) Plan participants temporarily will be unable to direct or diversify the assets held in their 401(k) Plan accounts, including shares of New York Community Bancorp, Inc. common stock. This period, during which participants will be unable to exercise these rights otherwise available under the 401(k) Plan, is called a "blackout period."

During this blackout period, you may not directly or indirectly purchase, sell, or otherwise acquire or transfer any equity security of New York Community Bancorp, Inc. acquired in connection with your service or employment as a director or executive officer of New York Community Bancorp, Inc. Although you are permitted to engage in transactions involving equity securities that were not acquired in connection with your services as a director or executive officer, there is a presumption that any such transactions are prohibited unless you can identify the source of the shares and show that you used the same identification for all related purposes, such as tax reporting and disclosure requirements.

The blackout period will begin on November 26, 2007 and end on December 9, 2007.

In addition to this Sarbanes-Oxley blackout, please remember that New York Community Bancorp, Inc. observes regularly scheduled blackout periods that restrict your ability to trade in New York Community Bancorp, Inc. common stock.

If you have any questions concerning this notice, please contact:

                   Ilene A. Angarola
                   First Senior Vice President, Investor Relations New York Community Bancorp, Inc.
                   615 Merrick Avenue
                   Westbury, NY 11590
                   (516) 683-4420